The confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request in accordance with Rule 24b-2 of the Securities Exchange Act of 1934, as amended. REDACTED PORTIONS OF THIS EXHIBIT ARE INDICATED BY AN [###].

AMENDED AND RESTATED

PRODUCT SUPPLY AGREEMENT

This AMENDED AND RESTATED PRODUCT SUPPLY AGREEMENT (the "Agreement"), is executed this 24th day of August 2009 (the "Effective Date"), between Triax Pharmaceuticals, LLC, a Delaware limited liability company, having its principal place of business at 11  Commerce, Cranford, NJ 07016 ("Triax"), and OMP, Inc., a Delaware corporation having its principal place of business at 3760 Kilroy Airport Way, Suite 500, Long Beach, CA 90806 ("OMP"; OMP and Triax, each a "Party," and collectively, the "Parties").

RECITALS
WHEREAS, Triax develops, manufactures, markets and sells certain topical products containing Tretinoin;

WHEREAS, the Parties are party to that certain Product Supply Agreement dated as of December 2005 (the “Original Agreement”) whereby Triax granted OMP the exclusive right to market and sell certain concentrations of Tretinoin bearing the OMP brand in certain markets, subject to the satisfaction of certain volume commitments;  and

WHEREAS, the Parties deem it to be in their mutual best interests to enter into this Agreement to amend and restate the Original Agreement in its entirety, and the Parties hereby agree that the Original Agreement is hereby terminated and superseded in its entirety by this Agreement.

NOW THEREFORE, in consideration of the terms, conditions and mutual covenants contained herein, the Parties hereto agree as follows:

1.       PRODUCTS; PURCHASE ORDERS

1.1 Products: Specifications. Triax shall manufacture the following products on behalf of OMP and sell such products to OMP: Tretinoin 20gram in 0.1%, 0.05% and 0.025% cream concentrations and 15gram in 0.01% and 0.025% gel concentrations (collectively, the "Products"). Triax shall manufacture the Products according to the specifications described in Exhibit A (the "Specifications"), which is hereby incorporated into this Agreement.  At OMP’s request, Triax shall also sell the 0.0375% and 0.075% Tretinoin cream concentrations as soon as Triax’s  abbreviated new drug applications (“ANDA”) for such concentrations are approved by the Federal Food and Drug Administration (“FDA”), as well as any other Tretinoin concentrations for which Triax receives ANDA approval from the FDA in the future (collectively, the “Future Products”).  Upon ANDA approval for any such Future Product and the Parties’ written agreement in accordance with Section 2.1 below as to the prices to be paid to Triax for such Future Product, such Future Product shall be included in the definition of “Products” for all purposes of this Agreement unless otherwise indicated.

1.2 Purchase Orders. Triax shall agree to manufacture, sell and deliver Products to OMP in accordance with the terms and conditions of this Agreement. From time to time and pursuant to Sections 1.4, 1.5, and 1.6, OMP shall place purchase orders ("Purchase Order(s)") with Triax for the manufacture, sale and delivery of specific quantities of Products. This Agreement is not a Purchase Order. OMP shall have no obligation to purchase any Products hereunder until OMP has placed a Purchase Order, and then only for the quantity of the Products stated in such Purchase Orders and delivered according to this Agreement. OMP shall use commercially reasonable efforts to forecast Product demand and Triax shall use commercially reasonable efforts to provide Product quantities forecasted by OMP as per Section 1.4 and Section 1.5, unless (and to the extent) Triax notifies OMP of an inability to provide such quantities due to circumstances outside of Triax's commercially reasonable control. Such notification must be given within fifteen (15) days of receipt of such forecast from OMP, and/or within forty-eight (48) hours of Triax becoming aware of such circumstances.

1.3 Exclusivity. OMP shall have exclusive rights to sell the Products in the physician-dispensed channel in the United States (including all territories of the United States, the “U.S. Channel”), and on a non-exclusive basis outside the United States (to the extent the applicable regulatory requirements are satisfied in each jurisdiction where OMP desires to sell the Products) in every channel (the “International Channel” and collectively with the U.S. Channel, the "Channel"); provided, however, that notwithstanding the foregoing, OMP shall only maintain exclusivity in the U.S. Channel if OMP places Purchase Orders for at least 100,000 tubes/units of Products (in any combination and from either Channel) in each calendar year covered by the term of this Agreement; provided that such minimum volumes shall be pro-rated for the remaining months of 2009 following the Effective Date.   If such minimum volumes are not maintained, all other rights and obligations of this Agreement will continue on a non-exclusive basis, beginning on January 1 of the calendar year following the calendar year in which OMP did not purchase the minimum Purchase Order volume.

1.4 Vendor Managed Inventory; Purchase Orders.   Triax will ship Product in accordance with OMP’s Vendor Managed Inventory (the “VMI Program”) (as such VMI Program is described in this Section 1.4) and blanket purchase orders issued in accordance with this Agreement each, a “Purchase Order.”  Under the VMI Program, OMP will set a calendar quarterly target for the inventory quantity required for the distribution center(s) at the beginning of each quarter , and will notify Triax in writing of such targeted quantity.  This quantity is based on sales requirements, safety stock, and cycle time, and will be subject to the forecasting, ordering and lead time provisions set forth in Sections 1.5, 1.6 and 3.1 below.  In addition, under the VMI Program, OMP will provide a weekly report to Triax that includes the OMP part number, description, blanket PO #, inventory quantity on hand, the maximum quarterly inventory target, the minimum target for each month of the calendar quarter, and the rolling three month quarterly forecast. The maximum target level of inventory for the quarter must be at the OMP distribution center(s) by the first week of the third month of the calendar quarter, provided that the OMP has submitted corresponding Purchase Orders to Triax that comply with the Lead Time (as defined in Section 3.1 below). Triax is responsible to use commercially reasonable efforts to ship to meet those requirements.  Without limiting OMP’s obligations with respect to any Purchase Orders, OMP is responsible  for the purchase of OMP branded Product that equals each target set by OMP four (4) month firm portion of forecast; forecast requirements for non-OMP branded product will be set calendar quarterly with three (3) month firm portion.  Adjustments are made by OMP to each forecast based on sales requirements, safety stock, and cycle time.  Triax shall have the right to review and approve or not approve each Purchase Order and shall communicate its decision within three (3) business days of its receipt of such Purchase Order.  Such approval rights shall be exercised by Triax in good faith.   If Triax approves such Purchase Order, it shall confirm shipment dates to OMP in writing at the time of its communication approval of such Purchase Order.  As warranted, OMP shall update its forecast on a monthly basis or as required by Triax.

1.5 Twelve Month Rolling Forecast.    OMP will provide Triax with a rolling twelve (12)-month forecast (the “Rolling Forecast”) of OMP’s requirement of Products, and thereafter provide monthly updates to the Rolling Forecast during the 1st week of each month.  A firm and binding order from OMP is based on each quarterly forecasted volume for non-OMP branded Products and is based on each four (4) months of forecasted volume for OMP branded Products (individually the “firm zone”).  Each firm zone may not be changed by OMP or Triax (unless the Parties mutually agree otherwise in writing), including through the delivery of subsequent Rolling Forecasts. The Rolling Forecast sets forth OMP’s anticipated demand for Products on a monthly basis.  This forecast may be used to help the manufacturer manage their production lines efficiently and ensure availability of supply to OMP to achieve the appropriate quarter or four (4) month end target.  The Rolling Forecast within the firm zone may increase but not decrease  on a monthly basis depending on the actual unit sales and adjustments.  If the change is significant or not a quantity that Triax can meet, OMP and Triax will use their commercially reasonable best efforts to meet the requested changed requirements.  From time to time after the Effective Date, the Parties will consider whether, in light of market demand, manufacturing capacity, inventory levels and other pertinent factors, to revise the schedule for delivery of forecasts and, if appropriate, the Parties shall negotiate in good faith to revise such Rolling Forecast or any Purchase Orders(s). Triax shall secure adequate supply and maintain all Product materials and components and shall accept and fulfill Purchase Orders placed by OMP in conformance with the terms of this Agreement.

1.6 Quantity Increases; Shipment. At the time purchase forecasts are placed at the beginning of each quarter in accordance with Section 1.4,  OMP may request, and Triax will consider in good faith, (i) a maximum quantity by which OMP may increase the quantity of Products specified in the forecast (which may not be greater than [XXX]*% of the amount that was specified in the forecast) , and the period of time from the date of the Purchase Orders within which OMP may order any such increased quantity; and (ii) a maximum period of time for which OMP may defer the shipment date specified in the Purchase Orders for all or part of the Products covered by the Purchase Orders and the period of time from the date of the Purchase Orders within which OMP may elect any such deferral.

1.7 Other Modifications of Purchase Order. Each Purchase Order shall constitute a binding agreement between Triax and OMP, and the Parties may not modify a Purchase Order except in writing and upon obtaining the signature of an authorized representative of each Party.  Any such requests for modifications shall not be unreasonably withheld or delayed by either Party.  If any modification of a Purchase Order causes a decrease or reasonably-supported increase in Triax's manufacturing cost, Triax promptly shall notify OMP prior to enacting such change and the change, which shall be noted in writing on the Purchase Order, shall become effective immediately upon the date of such notification.

* Subject to confidential treatment request

1.8 cGMP Quality standards. All Products that Triax sells and delivers to OMP under this Agreement shall be manufactured, stored, and handled in compliance with all applicable federal, state, and local laws, regulations, ordinances, and any other legal requirements, including, without limitation, the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et. seq.  Triax shall document the reliability and quality of its manufacturing and delivery processes as it relates to the Products. At the request of OMP, Triax shall deliver in writing to OMP personnel documentation (consistent with that which would be required by regulatory agencies to which Triax is subject) which demonstrates the implementation of these policies in the design, analysis, test and manufacture of the Products, each in accordance with cGMP and FDA standards to the extent they are applicable.

1.8 Triax's Additional Obligations. Triax shall immediately notify OMP within twenty-four (24) hours of any adverse or unexpected results or any actual or potential notice of government action regarding a Product. Triax agrees to immediately notify OMP of any recall of any Product and to administer and pay all costs (unless such recall is the result of OMP’s modification of the recalled Product or OMP’s improper or inadequate storage of such Product at OMP’s distribution centers, in which event the cost of such recall will be borne by OMP) associated with any such recall (and any related retrieval and/or replacement) of any Product.

1.9 OMP Marketing. OMP shall throughout the term of this Agreement promote, market, and sell the Products in all of OMP's active accounts throughout the United States and, to the extent permitted by law, internationally. Such activity shall include the development of sales collateral, and incorporation of the Products into appropriate educational seminars and physician training. OMP shall submit all sales collateral and printed material referencing the Products to Triax for its review and approval (not to be unreasonably withheld).

1.10  International Registration Requirements.  Subject to the terms of this Agreement, (i) OMP shall, at its expense, comply with all applicable laws and regulations of the United States and any international jurisdiction into which it intends to sell the Products, including but not limited to, export laws and restrictions and regulations of the United States Department of Commerce or other United States or foreign agency or authority, and shall not export, or participate in any transaction which may involve the export or re-export, of any Product in violation of any such restrictions, laws or regulations; (ii) Triax will assist OMP in obtaining any required registrations, licenses and permits for the Products and the marketing, sale and distribution of the Products in various jurisdictions in the International Channel by supplying such documentation or information as may be reasonably requested by OMP; and (iii) for any countries identified to Triax by OMP as being countries in which OMP intends to market the Products,  OMP will obtain and maintain, at OMP’s sole cost and expense, during the term of this Agreement all governmental approvals and licenses necessary to import the Products into such countries.   Unless otherwise consented to in writing by Triax in connection with an applicable requirement of law, all registrations, licenses and approvals for the Products and the distribution of the Products in any jurisdiction in the International Channel shall be in the name of and shall be solely owned by Triax.  In addition, OMP will transfer to Triax, at OMP’s sole cost and expense, any registrations, licenses and approvals then in effect at the time of any expiration or termination of this Agreement.  OMP shall provide Triax with a copy of all registrations, licenses and approvals obtained or received for the Products and distribution of the Products in each jurisdiction in the International Channel within three (3) business days of OMP’s receipt of each such registration, license or approval.  In furtherance of, but without limiting, the foregoing, OMP represents that it has read, understood and will comply with the anti-bribery provisions of the U.S. Foreign Corrupt Practices Act.

2.       PRODUCT PRICES

2.1           Price List. The prices for Products purchased hereunder shall be as specified in Exhibit B (the "Prices") which is hereby incorporated into this Agreement.   Such price increases shall be effective for all purchase orders issued on or after the Effective Date.  The Parties will negotiate in good faith to agree in writing on the Prices for Future Products.  Except as expressly provided herein, all Prices are fixed through the term of this Agreement in United States dollars, except changes agreed to in a mutual, signed writing, including any changes contemplated by Section 1.7.  Triax may also increase Prices, provided such increases occur no more than once per twelve (12) month period, and are based on increases in costs demonstrated to OMP's reasonable satisfaction are the sole result of incremental increases in raw materials, packaging, labeling design and/or similar costs and the integration of custom-labeled Product tubes into the manufacturing process. Prices are exclusive of  shipping charges and inclusive of (i) all applicable local, state and federal taxes, and (ii) any other costs (including, without limitation, set-up, testing and tooling costs and non-recurring engineering expenses) incurred by Triax in connection with the manufacture, sale and delivery of Products in accordance with this Agreement.
OMP shall also be entitled to volume discounts to the base pricing listed on Exhibit B, for Product purchased in excess of [XXX]* tubes/units per calendar year, and to the extent such Product is sold through to OMP's customer's within a reasonable time of OMP’s  receipt of such Product.  Volume discounts will be based on calendar year performance and applied to cumulative year-to-date purchases in excess of   [XXX]* units per year, such that annualized volumes over [XXX]* units will be sold by Triax to OMP at a [XXX]* % discount to Prices.

3.    LEAD TIME, SHIPMENT AND DELIVERY
3.1 Lead Time For Products. It is understood and agreed between the Parties that Products with OMP-branded packaging must be manufactured in quantities of at least [XXX] * units per SKU, with OMP paying for the split charge of approximately $[XXX]* per run.  There will be no minimum batch size requirements for non-OMP branded Products.  Triax agrees that such Product will have  a minimum of thirty six (36) months expiration date for OMP branded products and twenty-three (23) months expiration date for non-OMP branded Products, in each case from the date of manufacture (and, in the case of the

* Subject to confidential treatment request

gel, eighteen (18) months expiration date from the date of delivery to OMP).   In the case of the gel Products, should the dating be short, OMP can choose to go on back order.  Triax shall deliver all Products to OMP, in compliance with the terms of this Agreement, within one hundred twenty (120) days of Triax’s receipt of a Purchase Order ("Lead Time"), unless otherwise mutually agreed to by the Parties in writing.

3.2 Shipment. Triax shall ship all Products purchased under this Agreement F.O.B. shipping point, to the location specified by OMP in each Purchase Order, so as to be received by OMP, allowing for normal transit times, in accordance with the quantities and delivery schedule specified on the corresponding Purchase Order. If any shipment is late due to Triax's fault, Triax shall ship the effected Product by such mode of expedited shipment specified by OMP, at Triax's sole expense. Triax shall cause the delivery of all Products to OMP's receiving department during normal business hours, unless otherwise directed by OMP.

3.3 Mode of Shipment. The mode of shipment shall in each instance be ground transportation, unless otherwise specified by OMP on the Purchase Order or pursuant to late delivery provisions of Section 3.2. In the absence of specific instructions by OMP, Triax will select the best carrier for shipment at the most advantageous price.

3.4 Risk of Loss/ Insurance. Risk of loss and damage shall pass from Triax to OMP upon delivery by Triax or the common carrier to OMP's representative at the F.O.B. shipping point described in Section 3.2 above.

3.5 Packaging. Products containing 0.025% cream concentrations shall be packaged with OMP branded packaging, label design and label copy only until current packaging inventory has been exhausted. The other current Products (0.1% and 0.05% creams) shall be packaged with OMP branded packaging, label design and label copy as in effect on the Effective Date("Packaging Specifications").   All OMP branded Products will use the same packing tubes as then-currently utilized by Triax in its Tretinoin production.  Notwithstanding the foregoing, once the remaining 0.025% cream concentration tube inventory is exhausted, all such packaging for that concentration, and any Future Products shall be in generic Triax packaging, and there will be no minimum batch size purchase requirements for any generically branded sku’s.

    Packaging Specifications shall comply with all applicable FDA labeling requirements.

3.6 Use of Intellectual Property. Triax shall use any trademarks, trade names, logos, products names, or labels of OMP, and any derivatives thereof or intellectual property rights related thereto, solely for purposes of performing under this Agreement and only in accordance with this Agreement and the instructions of OMP. This Agreement is not intended to, and shall not be construed, to result in any transfer of either Party’s intellectual property rights or related interests, registered or not, domestic or foreign, to the other Party.

3.7 Payment Terms. The terms of payment for all Products purchased under this Agreement shall be net thirty (30) days from the date of OMP's receipt of invoices for Products. Triax shall submit all invoices to OMP's corporate offices, Attn: Accounts Payable, unless otherwise instructed by OMP.

3.8 Delinquent Accounts. All amounts due and owing to Triax hereunder, but not paid by OMP within fifteen (15) business days of the due date thereof, shall bear interest in U.S. dollars at the rate of the lesser of: (i) one per cent (1%) per annum above the then applicable prime interest rate announced by the Wall Street Journal for 90-day U.S. dollar loans to prime commercial customers in the United States; or (ii) the maximum lawful interest rate permitted under applicable California law. Such interest shall accrue on the balance of unpaid amounts from time to time outstanding from the date on which portions of such amounts become due and owing until payment thereof in full.

3.9 Billing Disputes.

(a) In the event that a billing dispute occurs concerning any charges billed to OMP by Triax, OMP must submit documentation regarding the disputed amount. Documentation must be submitted to Triax within one hundred twenty (120) days of OMP's receipt of billing invoice for the Products.

(b) If the dispute is resolved in favor of OMP and OMP has withheld the disputed amount, no interest credits or penalties will apply. If the dispute is resolved in favor of OMP and OMP has paid the disputed amount, OMP will be credited with interest on such amount by Triax at the rate of one percent (1%) per month, from the date Triax received payment up to and including the date of refund. If the dispute is resolved in favor of Triax and OMP has paid the disputed amount on or before the payment due date, no interest credit or penalties will apply.

(c) If the dispute is resolved in favor of Triax and OMP has withheld the disputed amount, any payments withheld pending settlement of the disputed amount shall bear interest at the rate of one percent (1%) per month, from the payment Due Date up to and including the date of payment.

       (d) If any continuing dispute between the Parties is not resolved within one hundred twenty (120) days of the due date, after reasonable attempts by OMP and Triax, the dispute will be referred to the respective executive responsible for each Party's respective obligations under this Agreement. The executives will negotiate in good faith to resolve the dispute informally. During the course of such negotiations, all reasonable requests made by one Party to the other for information will be honored by the Parties. Both Parties shall continue performing their respective obligations under this Agreement while the dispute is being resolved, except to the extent that such obligations are in dispute, unless and until this Agreement expires or is terminated in accordance with its terms. If the Parties are unable to resolve such dispute within the process above then either Party may exercise any remedies, in law or equity, available to it.

4.    PRODUCT INSPECTION AND ACCEPTANCE

4.1 Acceptance Inspection and Testing. OMP shall have the right, at its sole discretion, to perform acceptance testing and inspection of any shipment of Products ("Acceptance Testing") to determine whether or not such Products, when delivered by OMP, conform with the specifications set forth in Exhibit A (the “Specifications”). Such Acceptance Testing shall take place, at OMP's election, either on Triax's premises (during normal business hours and upon reasonable notice to Triax), OMP's premises, or at a location selected by OMP (including the premises of any customer of OMP). OMP shall have sixty (60) days from receipt of a shipment of Products to perform such Acceptance Testing ("Initial Acceptance Testing Period").

4.2 Non-Conforming Products. If OMP reasonably determines within the Initial Acceptance Testing Period that all or any portion of a shipment of Products are non-conforming with the Specifications, OMP shall provide Triax a notice of non-conformance and appropriate supporting documentation, and unless Triax disputes such determination in good faith, Triax shall promptly correct the defects identified by OMP or supply new Products within thirty (30) days after receipt of OMP's notice of non-conformance. All costs and expenses associated with any such correction or replacement, including, without limitation, transportation charges for return to Triax and subsequent return to OMP, shall be borne solely by Triax. Upon receipt by OMP of corrected or replaced Products, OMP shall have an additional sixty (60) day period to conduct Acceptance Testing ("Additional Acceptance Testing Period").  If during such Additional Acceptance Testing Period, OMP determines that any of the Products are still non-conforming with the Specifications, Triax shall (unless Triax disputes such determination in good faith) provide new replacement Products for all non-conforming Products at Triax's sole cost and expense and OMP shall have a second Additional Acceptance Testing Period for such replacement Products.    If Triax disputes any determination by OMP that the Products do not conform with the Specifications, the Parties shall submit the Products at issue to a mutually-acceptable, independent testing lab, and the report issued by such testing lab shall be final and binding on the Parties.  The fees charged by such testing lab will be paid by the Party whose position is not supported by the report of the testing lab.  If the testing lab’s report supports the position of OMP, then Triax shall correct defects or supply new Products as set forth above, provided that the time period for doing so shall end thirty (30) days after the date on which the parties receive the testing lab’s report.

4.3 No Waiver of Warranty. In no event shall OMP's inspection and acceptance of any Product pursuant to this Section 4, or the payment for such Product by OMP, in any way impair or reduce OMP's rights under the warranty provisions of Section 8 of this Agreement.

4.4 Facilities’ Surveys.  Following reasonable notice to Triax, OMP reserves the right on an annual basis, and for cause as necessary due to any regulatory or other governmental or quality control issued that may arise,  to review (or have its agents review), during regular business hours, Triax's manufacturing facilities and Triax's quality control procedures, both prior to first Product deliveries and periodically thereafter, in order to assure compliance with the Specifications and other standard industry practices and procedures.

5.      SPECIFICATION AND OTHER CHANGES

5.1 Changes in Specifications. All Products shipped by Triax to OMP shall conform to the existing Specifications at the time of deliver to OMP hereunder. The Specifications may be amended or otherwise changed from time to time only by written agreement of Triax and OMP.

5.2 OMP Changes. OMP may propose changes to the Specifications, and Triax shall consider the feasibility of any such proposal. Triax shall, within thirty (30) days of receipt of OMP's proposal, furnish to OMP in writing its comments regarding the proposed changes, including an expression of its willingness to implement the same, the price implications, if any, of the change, and the time schedule required for implementation.

5.3 Change in Source of Parts. Triax promptly shall notify OMP in writing of, including the reason for, any change in the source (including the addition of new vendors) of purchased components (including, without limitation, active or inactive ingredients) for any Products. Upon request, Triax shall provide OMP with copies of raw ingredient certificates of analysis consistent with past practice.

5.4 Notification of Updates. Triax shall send all updates provided to OMP pursuant to this Section 5, unless otherwise instructed by OMP, to: OMP, Inc. 3760 Kilroy Airport Way, Suite 500,  Long Beach, California 90806, Attn: Preston S. Romm, Executive Vice President, Finance, Operations and  Administration & Chief Financial Officer.

5.5 Change Documentation. Triax shall, at its expense, provide OMP with copies of all change in Specifications documentation or similar documentation issued by it during the term of this Agreement that affects any Product. Such copies shall be provided to OMP as soon as practicable, but in no event later than ten (10) days after issuance by Triax.

6.   CONFIDENTIALITY/ PROPRIETARY INFORMATION

6.1 Definitions. For purposes of this Agreement, "Trade Secrets" means information which: (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Information" means information, other than Trade Secrets, that is of value to its owner and is treated as confidential. "Proprietary Information" means Trade Secrets and Confidential Information of OMP.

6.2 Proprietary Information. The Parties agree that any and all Proprietary Information exchanged prior to this Agreement have been subject to the terms and conditions of those certain Confidentiality Agreements (including, without limitation, the confidentiality provisions set forth in the Original Agreement) as signed between the parties from time to time.  Further, the Parties acknowledge and agree that any and all Proprietary Information exchanged in the past and that which may be exchanged from time to time under this Agreement, shall be under an obligation by the receiving party to maintain the confidentiality of such information.

6.3 Nondisclosure Requirements. Each party shall hold Proprietary Information of the other party in strictest confidence and shall not copy, reproduce, distribute, manufacture, duplicate, reveal, report, publish, disclose, cause to be disclosed, or otherwise transfer the Proprietary Information to any third party, or utilize the Proprietary Information for any purpose whatsoever other than as expressly contemplated by this Agreement or as otherwise mutually agreed to in writing. Proprietary Information shall only be disclosed to employees, representatives and consultants of the Parties with a need to know such information in order to further the intent and purposes of this Agreement.   Each Party shall cause such employees, representatives and consultants to comply with the nondisclosure obligations set forth herein and shall be responsible for any breach of this Agreement by any such employee, representative or consultant. Each Party shall immediately notify the other party in writing of any suspected or known breach of the obligations or restrictions set forth in this Section 6. Each Party shall cooperate with the other party to prevent, cure and mitigate any harmful or potentially harmful effects of any suspected or known breach. Notwithstanding the foregoing, any previously executed Confidentiality Agreements between the Parties shall continue in full force and effect, provided that to the extent of any inconsistency or ambiguity between such agreements and this Agreement, this Agreement shall control and govern in all respects.

6.4 Exceptions. The obligations of Section 6.3 shall not apply if and to the extent that: (i) the Proprietary Information communicated was already known without obligation to keep such information confidential, at the time of receipt; (ii) the Proprietary Information communicated was received in good faith from a third party lawfully in possession thereof and having no obligation to keep such information confidential; or (iii) the receiving Party establishes that the Proprietary Information communicated was publicly known at the time of receipt or has become publicly known other than by a breach of this Agreement. If the receiving Party is required to disclose all or part of the Proprietary Information pursuant to any legal requirement of any country which may have jurisdiction over such Party, such Party shall immediately upon becoming aware that such disclosure is required, give the other Party notice of the circumstances in which the disclosure is required and obtain agreement from the other Party on the extent and timing of such disclosure, and provide assistance in obtaining any injunction on such disclosure, if applicable.

6.5 Publicity. Each Party shall not, without the prior written consent of the other Party, issue any news releases, advertisements or other promotional materials that refer to, or otherwise disclose any information relating to, such other Party, this Agreement, such other Party's business affairs or the performance of any Purchase Order.  The Parties may make such disclosure of the existence and terms of this Agreement:  (i) as may be required by the public reporting obligations or either Party for so long as it is a public reporting company and (ii) subject to obligations of confidentiality, to potential acquirers and/or financing sources (and their respective advisors and representatives).

6.6 Proprietary Information. Any OMP Proprietary Information that is or has been provided to Triax in connection with this Agreement or the negotiation of any Purchase Order, whether in written form or otherwise, shall remain the sole and exclusive property of OMP and may not, without the prior written consent of OMP, be used by Triax for any other purpose, including, without limitation, the development, marketing or sale of any product or part to any other customer or any prospective customer of Triax.

Any Triax Proprietary Information that is or has been provided to OMP in connection with this Agreement or the negotiation of any Purchase Order, whether in written form or otherwise, shall remain the sole and exclusive property of Triax and may not, without the prior written consent of Triax, be used by OMP for any other purpose, including, without limitation, the development, marketing or sale of any product or part to any other customer or any prospective customer of OMP.

6.7 Injunctive Relief. The obligations of the Parties under this Section 6 shall survive the expiration or termination of this Agreement. OMP and Triax acknowledge and agree that the extent of damages in the event of a breach of this Section 6 of the Agreement would be difficult or impossible to ascertain and that there will be available no adequate remedy at law in the event of any such breach. Both Parties therefore agree that in the event either Party breaches any provision of this Section 6, the non-breaching Party shall be entitled to specific performance and injunctive or other equitable relief, in addition to any other relief to which it may be entitled at law or in equity.

7. TERM AND TERMINATION

7.1 Term. This Agreement shall commence as of the date hereof and remain in full force and effect for a term of [XXX]* years from the Effective Date (the "Initial Term"). Thereafter, this Agreement shall be renewed automatically for successive [XXX]* year terms, unless written notice is provided by either party at least [XXX]* months before the end of the then-current term, in which event this Agreement shall end on the last day of such term. The Initial Term and any renewals shall be constitute the "Term."

7.2 Termination for Breach. Either Party may terminate this Agreement upon [XXX]* days' prior written notice to the other Party in the event that the other Party breaches or fails to fulfill any of its material obligations under this Agreement (including, without limitation, making deliveries of Products within the deadlines specified on any Purchase Order in accordance with the applicable Lead Times, or providing Products that do not meet the Specifications). However, if during such [XXX]* day notice period the other Party shall have remedied such failure, this Agreement shall continue in full force and effect as if such failure had not occurred.

7.3 Termination for Other Reasons. This Agreement shall terminate forthwith, at the option of either Party by written notice to the other Party, if the other Party ceases to carry on its business or becomes the subject of any proceeding under state or federal law for the relief of debtors or otherwise becomes insolvent, bankrupt or makes an assignment for the benefit of creditors, or upon the appointment of a receiver for the other Party or the reorganization of the other Party for the benefit of creditors.

           7.4 Rights after Termination. Termination of this Agreement by either Party shall not prejudice the right of it or the other Party to recover any monies or require performance of any obligations due at the time of such termination.   In the event of termination of this Agreement Triax shall, at OMP's

* Subject to confidential treatment request

sole discretion and option, pass title and deliver to OMP completed Products in its possession meeting the Specifications and that are the subject of current Purchase Orders, provided that OMP pays a reasonable price not to exceed the price that would have applied if Triax had delivered such Products according to the terms of the applicable Purchase Orders.

8.      OMP WARRANTY AND INDEMNITY

8.1           Warranties. OMP represents and warrants to Triax that: (a) OMP has full authority to execute and perform this Agreement; (b) this Agreement has been duly executed and delivered by OMP and constitutes the legal, enforceable and binding obligation of OMP; (c) OMP's execution and performance of this Agreement will not conflict with the terms or conditions of any other agreement or contract to which OMP is a party or is otherwise bound; (d) no approval, action or authorization by any governmental authority or agency is required for OMP's execution and performance hereof which has not already been obtained; and (e) OMP will notify Triax within twenty-four (24) hours of receiving any notice or upon discovery of any adverse event arising from the sale or use of the Products.

8.2           OMP Indemnification. OMP shall defend, indemnify and hold harmless Triax and its officers, directors, employees, contractors and agents (“Indemnitees”) against any and all liabilities, claims, suits, damages, losses, causes of action, complaints, investigations or expenses (including reasonable attorneys’ fees and court costs), and all other costs and administrative fees (“Claims”) to the extent arising from or associated with (i) the negligence or willful misconduct of OMP, its employees, agents, or contractors (other than Triax) in the performance of its obligations under this Agreement, including any adverse events or patient injuries related to any Product not sold for approved indications, except to the extent covered by the indemnity in Section 9.2 below) (ii) any marketing or sale of the Products, by or on behalf of OMP in violation of any applicable law or regulation, except to the extent covered by the indemnity under Section 9.2 below, (iii) any third party Claim that the OMP marks infringe a trademark of such party, (iv) a breach of this Agreement by OMP or (v) any modification of any Product or packaging by OMP.  OMP will pay resulting costs, damages, court costs, penalties and attorneys' fees finally awarded, provided Triax promptly notifies OMP in writing of any such Claim. OMP retains sole and exclusive control of the defense and all related settlement negotiations, provided OMP shall not settle any claim without the prior written consent of Triax. Triax shall provide OMP with such assistance, cooperation and all related information for such defense as Triax may reasonably request.

              Notwithstanding the foregoing, OMP shall have no liability for any claim of infringement to the extent based upon OMP technical and sales literature and the OMP marks that are not made by OMP or its authorized representatives

              8.3 Survival. The provisions of this Section 8 shall survive the term and any termination of this Agreement regardless of the cause.

9.      TRIAX WARRANTY AND INDEMNITY

9.1 Warranties. Triax represents and warrants to OMP that: (a) Triax has full authority to execute and perform this Agreement; (b) this Agreement has been duly executed and delivered by Triax and constitutes the legal, enforceable and binding obligation of Triax; (c) Triax's execution and performance of this Agreement will not conflict with the terms or conditions of any other agreement or contract to which Triax is a party or is otherwise bound; and (d) no approval, action or authorization by any governmental authority or agency is required for Triax's execution and performance hereof which has not already been obtained. Triax further represents and warrants that all Products when delivered to OMP shall conform in all respects to and shall have been manufactured, assembled, labeled, packaged, stored, transported and handled in accordance with the terms and conditions of this Agreement and that such Triax activities fully comply with all applicable government regulations including, without limitation, current Good Manufacturing Practices of the FDA.

9.2 Triax Indemnification.

9.3 Triax shall defend, indemnify and hold harmless OMP and its Indemnitees against any and all Claims to the extent arising from (i) the negligence or willful misconduct of Triax, its employees, agents, or contractors (other than OMP) in the performance of its obligations under this Agreement, (ii) any recall of any Product (except as set forth in Section 1.8 hereof) (iii) any third party claims arising from any adverse events or patient injuries related to any Product so long as it is sold by OMP for approved indications and such claim is not covered by the indemnity under Section 8.2 above, (iv) any third party Claim that the Triax Product or marks infringe the patents, trademarks or copyrights of such party (except in the case of trademark infringement, such infringement is caused by the use of the “Obagi” name or logo), and (v) a breach of this Agreement by Triax. Triax will pay resulting costs, damages, court costs, penalties and attorneys' fees finally awarded, provided OMP promptly notifies Triax in writing of any such claim. Triax retains sole and exclusive control of the defense and all related settlement negotiations, provided Triax shall not settle any claim without the prior written consent of OMP. OMP shall provide Triax with such assistance, cooperation and all related information for such defense as Triax may reasonably request. Warranty Notwithstanding Acceptance. Triax's warranty obligations pursuant to this Section 9 shall remain in full force and effect with respect to all Products, notwithstanding the Products meeting acceptance by OMP.

9.4 Product Liability Indemnification. Triax agrees to defend, protect, indemnify and hold harmless OMP and each of its officers, directors, employees and agents from and against all Product liability and regulatory liability, including, without limitation, environmental liabilities, and attorney fees resulting from any claims by third parties for loss, damage or injury (including death) allegedly caused by any Product purchased under this Agreement (except to the extent covered by any of the indemnities under Section 8.2 above). OMP agrees to promptly notify Triax of all such claims, and to permit Triax to control, at its expense, any negotiation, arbitration or litigation concerning such claims; provided Triax shall not settle any claim without the prior written consent of OMP.

9.5 Survival. The provisions of this Section 9 shall survive the term and any termination of this Agreement regardless of the cause.

10.           LIMITATION OF LIABILITY

10.1 IN NO EVENT WILL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, ANY LOSS OF PROFITS OR BUSINESS OPPORTUNITIES), EXEMPLARY, INCIDENTAL OR INDIRECT OR PUNITIVE DAMAGES OR COSTS (INCLUDING LEGAL FEES AND EXPENSES) OR LOSS OF GOODWILL OR PROFIT IN CONNECTION WITH THE SUPPLY, USE OR PERFORMANCE OF THE PRODUCTS PROVIDED HEREUNDER, OR IN CONNECTION WITH ANY CLAIM ARISING FROM OR RELATED TO THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR COSTS OR IF THE EXCLUSIVE REMEDIES STATED HEREIN FAIL OF THEIR ESSENTIAL PURPOSE.

Notwithstanding the provisions of this Section 10.1, this Agreement shall not limit the liability of either Party for personal injury, including death, arising from the gross negligence or willful misconduct of such Party or its employees acting in the scope of their employment.

11.           MISCELLANEOUS PROVISIONS

11.1 Relationship of Parties. Neither this Agreement nor any Purchase Order executed pursuant to this Agreement shall be deemed to create or constitute a partnership, joint venture or business organization of any kind or nature whatsoever between Triax and OMP.

11.2 Order of Precedence. In the event of a dispute between the Parties with respect to the terms and conditions of any Purchase Order, the order of precedence in interpreting any such terms and conditions shall be as follows: (i) information (other than the Terms and Conditions) printed on the Purchase Order; (ii) the terms of this Agreement; and (iii) the Specifications. In the event of any conflict between the Terms and Conditions printed on a Purchase Order and the provisions of this Agreement, the terms of this Agreement shall prevail.

11.3 Entire Agreement. This Agreement (including the exhibits hereto) together with any Confidentiality Agreements sets forth the entire agreement between the Parties and supersedes any prior agreements or understanding, written or oral, relating to the subject matter of this Agreement.   The Parties agree that the Original Agreement is hereby terminated and is superseded by this Agreement as of the Effective Date.  Nothing in this Agreement, whether expressed or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to this Agreement and to their respective successors and assigns.  This Agreement may not be amended unless the amendment is in writing and signed by authorized representatives of both Parties.

11.4 Remedies: Waiver. The remedies provided herein shall be cumulative and in addition to any other remedies available at law or in equity. Any waiver or delay in the exercise by either Party of any of its rights under this Agreement shall not be deemed to prejudice such Party's right of termination or enforcement for any further, continuing or other breach by the other Party.

11.5 Force Majeure.  A Party shall not be liable for delay or failure to perform, in whole or in part, by reason of contingencies beyond  its reasonable control, and the other party shall not have the right to terminate this Agreement as a result thereof, whether such contingency is herein specifically enumerated or not, including among others, acts of God, war, acts of war, revolution, civil commotion, riots, acts of public enemies, blockage or embargo, delays of carriers, car shortage, fire, explosion, breakdown of equipment, strike, lockout, labor dispute, casualty or accident, earthquake, epidemic, flood, cyclone, tornado, hurricane or other windstorm, delays of vendors or other contingencies interfering with production or with customary or usual means of transportation, or by reason of any law, order, proclamation, regulation, ordinance, demand, requisition or requirement or any other act of any governmental authority, local, state or federal, including court orders, judgments or decrees, or any other cause whatsoever, whether similar or dissimilar to those above affected; provided, however, that the Party so affected shall promptly give notice to the other Party whenever such contingency or other act becomes reasonably foreseeable and shall use its reasonable best efforts to overcome the effects of the contingency as promptly as possible.

11.6 Severability. If any term or provision of this Agreement or the application thereof to any person or circumstance shall be invalid or unenforceable, to any extent, the remainder of this Agreement, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.7 Dispute Resolution. Any claim, controversy or dispute which arises between the Parties, their agents, employees, officers, directors or affiliates ("Dispute") which the Parties are unable to settle through consultation and negotiation may be mediated under the Commercial Mediation Rules of the American Arbitration Association ("AAA") by a mutually acceptable mediator. Any Dispute which cannot be resolved through negotiation or mediation shall be resolved by binding arbitration as provided in this Section 11.7. The arbitrability of claims shall be determined under the Federal Arbitration Act, 9 USC Secs. 1-16. Notwithstanding the foregoing, the Parties may cancel or terminate this Agreement in accordance with its terms and conditions without being required to follow the procedures set forth in this Section 11.7.

    A single arbitrator engaged in the practice of law, who is knowledgeable about the subject matter of this Agreement and the matter in Dispute, shall conduct the arbitration under the rules of the AAA then in effect, except as otherwise provided herein. The arbitrator shall be selected in accordance with AAA procedures from a list of qualified people maintained by the AAA. The arbitration shall be conducted in New York, New York and all expedited procedures prescribed by the AAA rules shall apply. The laws of New York shall govern the construction and interpretation of this Agreement.   The arbitrator's decision and award shall be final, conclusive and binding, and judgment may be entered upon it in accordance with applicable law in any court having jurisdiction thereof.

   Either Party may request from the arbitrator injunctive relief to maintain the status quo until such time as the arbitration award is rendered or the Dispute is otherwise resolved. The arbitrator shall not have authority to award punitive damages. Each Party shall bear its own costs and attorneys' fees, and the Parties shall share equally the fees and expenses of the mediator and arbitrator.

    If any Party files a judicial or administrative action asserting claims subject to arbitration, as prescribed herein, and another Party successfully stays such action and/or compels arbitration of said claims, the Party filing said action shall pay the other Party's costs and expenses incurred in seeking such stay and/or compelling arbitration, including reasonable attorneys’ fees.

    Triax agrees that in the event of any Dispute between the Parties, it will continue to provide Products without interruption. OMP agrees that in the event of any Dispute between the Parties, it will continue to pay for Products delivered by Triax under this Agreement.

11.8 Toxic Materials. Nothing used in the manufacture of the Products and components thereof covered by this Agreement shall contain any materials or chemicals not approved for the intended use of the Products. Triax warrants that all packaging material furnished under this Agreement (including any Purchase Order) and all packaging associated with material furnished under this Agreement were not manufactured using and do not contain chlorofluorocarbons, including polystyrene foam manufactured through a process using any of the following blowing agents: CFC-111, CFC-112, CFC-113, CFC-114 or CFC-115. Triax shall defend, indemnify and hold OMP and its officers, directors, employees, contractors, and agents harmless from any liability, fine, penalty, or costs (including, without limitation, reasonable attorney fees) incurred by OMP or any of its directors, officers, employees, contractors, or agents to any third party or governmental agency arising out of OMP's good faith reliance upon said warranty.

11.9 Notices. All notices, demands, approvals, requests or other communications which may be or are required to be given, served or sent by either Party to the other, shall be in writing and shall be delivered personally, by certified mail, return receipt requested, or by telegraphic, telex, facsimile or cable communication at the address set forth below, or, as to each Party, at such other address as shall be designated by such Party in a written notice to the other Party:

If to Triax, to:

Triax Pharmaceuticals, LLC
11 Commerce Drive, First Floor
Cranford, NJ 07016
Attn:  Salvatore J. Vitiello
Vice President, General Counsel

                and

Keith Rotenberg, PhD
Chief Scientific Officer

If to OMP, to:
OMP, Inc
3760 Kilroy Airport Way, Ste. 500
Long Beach, CA 90806
Attn:  Laura B. Hunter,
Vice President & General Counsel.

11.10 Assignment. Neither Party shall, without the written consent of the other not to be unreasonably withheld , with such other party waiving the right to renegotiate the terms of this Agreement at such time, assign or transfer this Agreement or any rights or obligations hereunder (i) provided, however, that without the consent of the non-            assigning Party, this Agreement may be assigned by either Party to (i) any of its affiliates, and (ii) any person or entity (other than a direct competitor with respect to the Products) that acquires all or substantially all of the assets of such Party to which this Agreement relates.

11.11 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

11.12 Further Assurances. Each Party hereto agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

(signature page follows; page 20 intentionally omitted)

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their respective authorized representatives as of the date first above written.
OMP, INC

By:	/s/ Preston S. Romm
Preston S. Romm
EVP Operations, Finance and Administration and CFO

TRIAX PHARMACEUTICALS, LLC

By:	/s/ Leonard L. Mazur
Leonard L. Mazur
COO

Exhibit A
Product Specifications

Tretinoin Cream Specifications (0.1%, 0.05%, & 0.025%)
Test	Shelf Life Specification
Description	Off-white to pale yellow, homogenous cream with a characteristic waxy odor and a smooth texture
Specific Gravity	0.90-1.05
pH (10% Solution)	3.5-4.9
Viscosity	16,225-43,650 cps
Minimum Fill : S1-10 Tubes	Avg. NLT 100% of label, Indv. NLT 90%. Not a stability requirement
S2-30 Tubes	Avg. NLT 100% of label, Indv. NLT 90%. Not a stability requirement
Tretinoin Assay, L= 0.1% w/w	90.0%-120% L (Sample from two mixed tubes, head middle, crimp)
Tretinoin Homogeneity, L=0.1% w/w (Tier 1)
90.0%-120.0% L head,  middle, crimp:
Tier 1
No homogeneity value outside of 90.0%-130.0% L with RSD NMT 6.0%
Tier 2
If tier 1 not met, test 2 additional tubes at head, middle, and crimp: 90.0%-120.0%L
Tier 1 and Tier 2
NMT 2 Homogeneity values outside of 90.0%-120.0%L for Tier 1 and tier 2, No homogeneity value outside of 90.0-130.0% L with RSD NMT 7.8%

Identification - Tretinoin HPLC	Positive (retention time of sample compares to std). Not a stability testing requirement
Isotretinoin Content	NMT 5.0% of Tretinoin content
Limit of 4-Oxotretinoin	NMT 0.7% of Tretinoin content
Limit of 5,6-Epoxitretinoin	NMT 1.2% of Tretinoin content
Single Other Related Substances	NMT 0.5% of Tretinoin content
Total other Related Substances	NMT 1.0% of Tretinoin content
Microbial Limits Assay (MLA) a. Total Aerobic Count b. Total yeasts & Molds c. Pseudomonas aeruginosa d. Staphlococcus aureus e. E. coli f. Salmonella species g. Objectionable Organisms	NMT 100 cfu/g NMT 100 cfu/g Absent per 10 g Absent per 10 g Absent per 10 g Absent per 10 g Absent per 10 g
Antimicrobial Effectiveness testing	Pass

Tretinoin Gel Specification (0.025%)
Test	Shelf Life
Description	Yellow, translucent gel with a characteristic odor
Viscosity RVT #6 at 10 RPM	45,000-95,000 cps
Tretinoin ID	Matches Standard. Not a stability requirement
Tretinoin Content, L= 0.025% w/w	90.0%-130% L (Sample from two mixed tubes, head middle, crimp)
Isotretinoin Content	NMT 5.0% of Tretinoin content
Single Related Substance Content	NMT 1.5% Area of Active
Total Other Related Substances	NMT 2.0% Area of Active
BHT Content	0.045% - 0.055% W/W
Ethyl Alcohol Content	83-95% W/W
Minimum Fill S1-10 Tubes	Avg. NLT 100% of label Indv NLT 90%. Not a stability requirement
S2-30 Tubes	Avg. NLT 100% of label Indv NLT 90%. Not a stability requirement
Package Integrity	Pass
Weight Loss	NMT 2%

Tretinoin Gel Specification (0.025%)
Test	Shelf Life
Microbial Limits Assay (MLA) a. Total Count b. Pathogens	NMT 100 cfu/g Absent
Antimicrobial Effectiveness testing	Pass

Exhibit B

Product Pricing

Product Description                                                                                        Price

Tretinoin 0.025% Cream                                                                                [XXX]*

Tretinoin 0.05% Cream                                                                                  [XXX]*

Tretinoin 0.1% Cream                                                                                    [XXX]*

Tretinoin 0.025% Gel                                                                                     [XXX]*

Tretinoin 0.01% Gel                                                                                       [XXX]*

* Subject to confidential treatment request